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                                                                     Exhibit 8.1




                          Bracewell & Patterson, L.L.P.
                            711 Louisiana, Suite 2900
                            Houston, Texas 77002-2781
                               Phone: 713.223.2900
                                Fax: 713.221.1212



                                  July 21, 2004



Texas United Bancshares, Inc.
202 West Colorado
La Grange, Texas 78945
Attention:  L. Don Stricklin

GNB Bancshares, Inc.
100 E. California Street
Gainesville, Texas 76241
Attention:  Riley C. Peveto

Ladies and Gentlemen:

We have acted as special counsel to Texas United Bancshares, Inc. ("Texas United"), a Texas corporation and a registered bank holding company under the Bank Holding Company Act of 1956, as amended ("BHC Act"), in connection with the merger (the "Merger") of GNB Bancshares, Inc. ("GNB Bancshares"), a Texas corporation and registered bank holding company under the BHC Act, with and into Texas United, pursuant to the terms of the Amended and Restated Agreement and Plan of Merger dated as of April 29, 2004 by and between Texas United and GNB Bancshares (the "Merger Agreement"). Texas United has filed with the Securities and Exchange Commission (the "Commission") a registration statement on Form S-4 with respect to the Merger (the "Registration Statement"), under the Securities Act of 1933, as amended (the "Securities Act"). This opinion is delivered in accordance with the requirements of Item 601(b)(8) of Regulation S-K under the Securities Act.

In rendering this opinion, we have examined and relied upon the accuracy and completeness of the facts, information, covenants and representations contained in originals or copies, certified or otherwise identified to our satisfaction, of the Merger Agreement and such other documents and records as we have deemed necessary and relevant for purposes of this opinion. In addition, we have expressly relied upon certain representations made to us by officers of Texas United and GNB Bancshares. If any statements contained in the Merger Agreement are not true and accurate, or if any representations made to us are not true and accurate, then we express no opinion to the extent the subject matter of this opinion is affected thereby. We have assumed the genuineness of all signatures, the authenticity of all documents and records submitted to us as originals, the conformity to authentic original documents and records of all documents and records submitted to us as copies, and the truthfulness of all statements of fact contained therein. Unless otherwise defined herein, capitalized terms used herein shall have the meanings ascribed thereto in the Merger Agreement.

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Texas United Bancshares, Inc.
GNB Bancshares, Inc.
July 21, 2004
Page 2


This opinion is based on the current provisions of the Internal Revenue Code of 1986, as amended (the "Code"), Treasury Regulations promulgated thereunder, pertinent judicial authorities, published pronouncements of Internal Revenue Service and such other authorities as we have considered necessary and relevant. There can be no assurance that the legal authorities upon which this opinion is based will not be modified, revoked, supplemented, amended, revised, reversed, or overruled. We assume no obligation to update or supplement this opinion to reflect changes in such legal authorities.

For purposes of this opinion, it is assumed that shares of GNB Bancshares common stock are held by GNB Bancshares shareholders as "capital assets" within the meaning of Section 1221 of the Code. This opinion does not address (i) the tax consequences, if any, to those GNB Bancshares shareholders who acquired GNB Bancshares common stock pursuant to the exercise of options or warrants or as compensation, (ii) all aspects of federal income taxation that might be relevant to particular holders of GNB Bancshares common stock in light of their personal investment circumstances, or (iii) the tax consequences to such holders who are subject to special treatment under the federal income tax laws including, for example, foreign persons, dealers in securities, regulated investment companies, life insurance companies, financial institutions, tax-exempt organizations or pass-through entities. In addition, this opinion does not address the federal income tax consequences to those who hold GNB Bancshares common stock as part of a "straddle," "hedge" or "conversion transaction" as defined in the Code.

In rendering these opinions, we have assumed that the transactions contemplated by the Merger Agreement and the Registration Statement will be consummated in accordance with the Merger Agreement.

Based on the foregoing and subject to the limitations and assumptions set forth herein, and having due regard for such legal considerations as we deem relevant, we are of the opinion that:

1.       The Merger will qualify as a reorganization within the meaning of
         Section 368(a)(1)(A) of the Code and Texas United and GNB Bancshares will each be a party to the reorganization.

2. No gain or loss will be recognized by GNB Bancshares shareholders as a result of the exchange of GNB Bancshares common stock for Texas United common stock pursuant to the Merger (except for any gain attributable to any cash received pursuant to the terms of the Merger Agreement).

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Texas United Bancshares, Inc.
GNB Bancshares, Inc.
July 21, 2004
Page 3


3. The aggregate tax basis of the Texas United common stock received by GNB Bancshares shareholders in exchange for their GNB Bancshares common stock, will be the same as the aggregate tax basis of the shares of the GNB Bancshares common stock surrendered in exchange therefor, decreased by the amount of the cash received in the Merger, and increased by the amount of gain, if any, recognized as a result of the Merger.

4. The holding period of the Texas United common stock to be received by GNB Bancshares shareholders in exchange for their GNB Bancshares common stock will include the holding period of the GNB Bancshares common stock surrendered in exchange therefor.

Our opinion is limited to the foregoing federal income tax consequences of the Merger to Texas United, GNB Bancshares and GNB Bancshares shareholders, which are the only matters as to which you have requested our opinion. We have not addressed any other federal income tax consequences of the Merger other than those specifically set forth herein, and we have not considered any matters (including state, local, or foreign tax consequences) arising under the laws of any jurisdiction other than matters of federal law arising under the laws of the United States as expressly set forth herein. This opinion is being furnished solely for the benefit of Texas United, GNB Bancshares and GNB Bancshares shareholders in connection with the closing of the Merger and may not be used or relied upon by any other party or for any other purpose. Although this opinion represents our best legal judgment, it has no binding effect or official status of any kind, and no assurance can be given that contrary positions will not be taken by the Internal Revenue Service or a court considering the issues.

We hereby consent to the filing of this opinion with the Commission as Exhibit
8.1 to the Registration Statement and to the references to our firm under the heading "Legal Matters" in the proxy statement/prospectus included in the Registration Statement. By giving such consent, we do not admit that we are experts with respect to any part of the Registration Statement, including this Exhibit, within the meaning of the term "expert" as used in the Securities Act or the rules and regulations thereunder.

                                             Very truly yours,

                                             /s/ Bracewell & Patterson, L.L.P.

                                             Bracewell & Patterson, L.L.P.